EXHIBIT 99.1

Repros Completes Randomization of Enclomiphene Phase 2 Proof of Concept Study in Obese Secondary Hypogonadal Men

  Phase 2 proof of concept study in obese men to assess drug impact on metabolic and quality of life parameters under a rigorous diet and exercise regimen
    Analyses at 3, 6 and 12 month time points
    Topline interim results for 3 and 6 months expected summer 2016

THE WOODLANDS, Texas, Feb. 16, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that it has fully randomized a Phase 2 double-blind placebo controlled proof of concept study of enclomiphene in conjunction with rigorous diet and exercise in the treatment of obese secondary hypogonadal men. The study over enrolled its target of 45 subjects well ahead of schedule in 27 calendar days from the first subject enrolled at five clinical sites.

Enclomiphene in the Treatment of Secondary Hypogonadal Men

Obesity, or merely being overweight, is the leading cause of low testosterone in men of any age. Low testosterone does not lead to obesity (EMAS, Rastrelli 2015) but low testosterone is one of many symptoms associated with the metabolic syndrome. Recent studies have shown that weight loss not only yields improved metabolic function but also increases production of endogenous testosterone (Camacho, European Journal of Endocrinology 2013).

Studies of hormone replacement injection therapy in obese hypogonadal men have shown a host of improved metabolic parameters including significant weight loss.  When therapy is stopped, however, the metabolic symptoms, accompanied by weight gain, return (Yassin, Clinical Endocrinology 2015). Paradoxically, Rastrelli has shown once a man loses sufficient weight normal endogenous production of testosterone can be realized.

In the ongoing double blind placebo controlled proof of concept study, rigorous diet and exercise with or without enclomiphene will be evaluated to determine how quickly obese men can achieve sustainable improvements in metabolic parameters. The study will be 15 months in length and consist of three phases.

During the first six month phase, men are randomized to either enclomiphene or placebo and are provided a commercially available prepared diet along with enrollment in a trainer-based exercise program.  At the end of the six month period the subjects will be assessed for changes in a variety of biochemical markers as well as anatomical markers such as waist circumference, lean body mass and BMI. Quality of life will also be assessed. Three and six month data should be available before the end of summer 2016.

During the second six month phase men will continue treatment with enclomiphene or placebo but will no longer be provided the commercial diet. Exercise will continue during this period and all parameters will be re-assessed.

In the last three months of the study the subjects will no longer receive treatment but will stay enrolled in the exercise program.  This period is to determine the durability of effects due to diet and exercise alone compared to that achieved with the addition of enclomiphene.  Based on previous studies of enclomiphene, during the first year of the trial, we believe that men should experience significant increases in their endogenous testosterone levels while on enclomiphene compared to placebo. Our hypothesis is that this increase in endogenous testosterone will result in improved performance during the exercise portion of the trial resulting in more rapid achievement of sustainable health goals.

The study has been submitted to the FDA’s Division of Metabolic and Endocrinology Products and to the Division of Bone, Reproductive and Urologic Products but Repros has not discussed the protocol with the FDA. Repros holds a broad patent for the use of enclomiphene in particular and selective estrogen receptor modulators in general for the treatment of the metabolic syndrome.  If this study shows positive effects, the Company plans to request a Type C meeting with the FDA to discuss whether a Phase 3 program on similar endpoints could lead to product approval and to map out the design of such a program.

Repros believes a change in lifestyle in addition to enclomiphene treatment can reverse the metabolic syndrome to the point that enclomiphene treatment is not necessary. Furthermore the Company believes long term testosterone replacement therapy is inappropriate for the treatment of this reversible disorder due to the deleterious effects on spermatogenesis and testicular function.  Unlike testosterone replacement, enclomiphene normalizes pituitary signaling and thereby maintains testicular function.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to future clinical studies and the timing and nature of the results thereof, and possible future interactions with the FDA. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including risks that additional clinical studies may not be successfully undertaken or completed, that the FDA may not ultimately approve the product candidate, the risk that any marketing approvals, if granted, may have significant limitations on use, that even if an NDA is ultimately approved, the Company may not be able to successfully commercialize the product candidate, risks relating to the Company’s ability to protect its intellectual property rights and such other risks as are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com